Exhibit 99.1

L I N C O L N  E L E C T R I C  H O L D I N G S ,  I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE FORI AUTOMATION, INC.

Acquisition Will Accelerate the Automation Growth Strategy with New Complementary Capabilities, Expanded Scale and International Reach

CLEVELAND, Friday, October 14, 2022 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) (the “Company”) announced today that it has signed a definitive agreement to acquire Fori Automation, Inc. (“Fori Automation”).

Fori Automation, a privately held automation engineering firm founded in 1984, is a leading designer and manufacturer of complex, multi-armed automated welding systems, with an extensive range of automated assembly systems, automated material handling solutions, automated large-scale, industrial guidance vehicles (AGVs), and end of line testing systems. Fori Automation primarily serves automotive and aerospace OEMs and is headquartered in Shelby Township, Michigan, U.S.A. with additional operations in six international facilities across Europe, Latin America and Asia.

The acquisition will accelerate Lincoln’s Higher Standard 2025 strategic goal of achieving $1 billion in automation sales by 2025 with the addition of new and innovative automated capabilities including large-scale assembly, automated material handling solutions and end of line testing systems. These complementary solutions will extend Lincoln’s market presence within the attractive automotive sector, better position Lincoln Electric to capitalize on accelerating investments in automotive EV platforms, and offer cross-selling growth opportunities to Lincoln’s industrial customers. The acquisition would also extend Lincoln’s automation footprint in South Korea and India and expand Lincoln’s existing presence in Europe, China and Latin America. The Fori Automation acquisition is expected to increase Lincoln Electric’s annual automation sales by approximately $225 million at comparable EBIT margins to Lincoln Electric’s current automation portfolio, and is expected to be accretive to earnings.

“This transaction represents an exciting growth opportunity for both organizations by bringing together best-in-class automation platforms and engineering expertise to drive value for all of our stakeholders and accelerate our automation growth and resources to advance our Higher Standard 2025 strategy,” said Christopher L. Mapes, Lincoln’s Chairman, President and Chief Executive Officer. “Customers are increasingly investing in automation to efficiently grow their businesses, and our organizations are at the forefront helping automotive, aerospace, and industrial customers achieve their operational goals.”

The definitive agreement provides for a cash purchase price of $427 million, subject to a customary working capital adjustment. The Company intends to fund the transaction with cash on hand and arranged credit. The proposed acquisition is subject to regulatory approval and other customary closing conditions and is expected to close in the fourth quarter of 2022.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 56 manufacturing locations in 19 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and uncertainties include our ability to successfully complete the proposed Fori Automation acquisition, including the receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions; our ability to successfully integrate Fori Automation; our ability to achieve the expected growth from the Fori Automation acquisition; and the Fori Automation acquisition being accretive to earnings, within the expected time frame or at all. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com